Contact: Jill Swartz

NNN Realty Advisors, Inc.

1551 N. Tustin Ave., Suite 300

Santa Ana, CA 92705

714-667-8252 ext.251

jswartz@nnnrealtyadvisors.com

NNN APARTMENT REIT ACQUIRES
VILLAS OF EL DORADO IN MCKINNEY, TEXAS

Santa Ana, California, November 7, 2007 – NNN Apartment REIT, Inc. has acquired Villas of El Dorado. The acquisition closed on November 2, 2007.

Villas of El Dorado is an approximately 193,000-square-foot, 248-unit gated apartment community located in the Dallas/Fort Worth suburb of McKinney, Texas. Built in 2002 on 13.7 acres, the property consists of 12 three-story apartment buildings and an additional building that houses the clubhouse and leasing office. The apartment community offers five floor plans ranging in size from 621-square-foot one bedroom/one bathroom units to 1,186-square-foot three bedroom/two bathroom units, with an average unit size of 777 square feet. Unit amenities include built-in computer desks, bookshelves, nine-foot ceilings, garden-size bathtubs in master bedrooms, private balconies or patios, washer/dryer connections, walk-in closets, and microwave ovens. Community amenities include a swimming pool with hot tub, business center, fitness center, barbeque and picnic area, playground and laundry facilities.

Villas of El Dorado provides 410 parking spaces, including 248 carports, resulting in a parking ratio of 1.65 spaces per unit. The property is currently 94 percent leased.

The United States Census Bureau listed McKinney as the nation’s fastest growing city from 2000 to 2006 among cities with more than 100,000 people. According to the McKinney Economic Development Corporation, in the past decade more than 7,000 new jobs have been created, approximately 45 new corporations have been recruited and the regional economy has increased by $3.6 billion. In 2004, McKinney was awarded the Community Economic Development Award (CEDA) by the Texas Economic Development Council.

The McKinney Independent School District (ISD) is a Recognized District by the Texas Education Agency. In 2006, Texas Monthly magazine named 10 McKinney ISD elementary and middle schools in its list of “Best Public Schools in Texas,” which honors top performing public schools in the state. The rankings are based upon data compiled by the National Center for Educational Accountability (NCEA), a research division of the University of Texas in Austin.

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2 – 2 – 2 NNN Apartment REIT Acquires Villas of El Dorado

“McKinney is a high-growth, high-income market, making it an ideal location for an investment by NNN Apartment REIT,” said Stanley J. Olander Jr., president, chief executive officer and chairman of NNN Apartment REIT. “McKinney was the nation’s fastest-growing city in population in its size category for the entire 2000-2006 period, skyrocketing from a population of 54,409 in 2000 to 107,530 in 2006, a 97.6 percent increase.”

NNN Apartment REIT offers a monthly distribution of 7.0 percent per annum, and is seeking to acquire properties in geographically-diverse markets throughout the United States that are poised for strong population and economic growth. As of October 31, 2007, Apartment REIT has sold approximately 7.2 million shares of its common stock for more than $71.8 million through its initial public offering, which began in the third quarter of 2006.

NNN Apartment REIT purchased the Villas of El Dorado from El Dorado Apartments, LLC, which was represented by Arthur Kline of Thompson Realty, an unaffiliated third party.

NNN Realty Advisors, Inc., a nationwide commercial real estate asset management and services firm. Triple Net Properties, LLC and affiliates manage a growing portfolio of nearly 39 million square feet of real estate, including more than 10,100 apartment units, with a combined market value in excess of $5.4 billion. Triple Net Properties, LLC and affiliates are currently buying and selling properties throughout the United States, offering a full range of commercial real estate investments, including tenant-in-common (TIC) programs for investors structuring tax-deferred (like-kind) exchanges under Section 1031 of the Internal Revenue Code, real estate investment trusts (REITs), value added property funds, and institutional investments.

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This press release contains certain forward-looking statements with respect to the future population, job growth and economic performance of McKinney, Texas. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the economy of McKinney, Texas; uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the Company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.

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